EXHIBIT 10.27

FIRST BANK OF BEVERLY HILLS

23901 Calabasas Road, Suite 1050

Calabasas, CA 91302

STAY BONUS CERTIFICATE

THIS IS TO CERTIFY that the employee named below (the “Employee”) of First Bank of Beverly Hills (the “Bank”) will be entitled to a “stay bonus” on the terms and subject to the conditions set forth in the attached Stay Bonus Agreement and the General Terms and Conditions that have been separately provided to Employee.

Name of Employee	________________________________________

Amount of Stay Bonus:	$_______________________________________

Date of Agreement	________________________________________

FIRST BANK OF BEVERLY HILLS

By:
Its:

I agree to be bound by the

terms of the Stay Bonus Agreement

Name:
Title/Position:
Address:
Facsimile:

STAY BONUS AGREEMENT

This STAY BONUS AGREEMENT (this “Agreement”) is made and entered into as of the Date of Agreement by and between First Bank of Beverly Hills (the “Bank”) and the employee (hereinafter referred to as the “Employee” or “you”) named in the Stay Bonus Certificate to which this Agreement is attached (the “Certificate”).

ARTICLE I

DEFINITIONS

1.1	Definitions

Whenever used in this Agreement, the following capitalized terms shall have the meanings set forth in this Section 1.1, certain other capitalized terms being defined elsewhere in this Agreement:

(a) “Bank” means First Bank of Beverly Hills, and any successor or assignee as provided in Article IV.

(b) “BHBC” means Beverly Hills Bancorp, Inc., a Delaware corporation.

(c) “Cause” means any of the following acts or circumstances: (i) willful destruction by you of property of the Bank or a Subsidiary having a material value to the Bank or such Subsidiary; (ii) fraud, embezzlement, theft, or comparable dishonest activity committed by you (excluding acts involving a de minimis dollar value and not related to the Bank or a Subsidiary); (iii) your conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude (excluding acts involving a de minimis dollar value and not related to the Bank or a Subsidiary); (iv) your breach or neglect of, or refusal or failure to materially discharge, your duties (other than due to Disability) commensurate with your title and function or your failure to comply with the lawful directions of the Board or the Chief Executive Officer of the Bank, or of the Board of Directors or the Chief Executive Officer of the Subsidiary that employs you, in any such case that is not cured within fifteen (15) days after you have received written notice thereof from such Board of Directors or Chief Executive Officer; or (v) a willful and knowing material misrepresentation to the Board or the Chief Executive Officer of the Bank or to the Board of Directors or the Chief Executive Officer of the Subsidiary that employs you.

(d) “Change in Control” shall mean the occurrence of any of the following:

(i) Any “Person” or “Group” (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder) is or becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of BHBC, or of any entity resulting from a merger or consolidation involving BHBC, representing more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of BHBC or such entity.

(ii) The consummation of (x) a merger, consolidation or reorganization to which BHBC is a party, whether or not BHBC is the Person surviving or resulting therefrom (a “Merger”) or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of BHBC, in one transaction or a series of related transactions, to any Person other than BHBC (“Asset Sale”, and with Merger, a “Transaction”) where any such Transaction does not otherwise result in a “Change in Control” pursuant to subparagraph (i) of this definition; provided, however, that no such Transaction shall constitute a “Change in Control” under this subparagraph (iii) if:

(A) the Persons who were the stockholders of BHBC immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from Merger or the Person to whom the assets of BHBC are sold, assigned, leased, conveyed or disposed of in an Asset Sale, in substantially the same proportions in which such Beneficial Owners held voting stock in BHBC immediately before such Transaction; and

(B) immediately following the Transaction, the directors of BHBC immediately prior to the consummation of the Transaction (excluding directors appointed pursuant to the agreement with respect to such Transaction) constitute a majority of the directors of BHBC (or successor entity) immediately following the Transaction.

(iii) Any “Person” or “Group,” other than BHBC or any of its subsidiaries, is or becomes the “Beneficial Owner,” directly or indirectly, of securities representing more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Bank Business Entity. “Bank Business Entity” shall mean, at any time, the principal corporation or other entity that is then engaged in the banking and related business activities in which the Bank is currently engaged, which entity may be (x) the Bank, (y) any entity resulting from a merger, consolidation, reorganization or other similar transaction involving the Bank or a successor entity thereto, or (z) any entity that has succeeded to the business of the Bank through the sale, transfer, contribution or other disposition of all or substantially all of the assets of the Bank or a successor entity thereto.

(e) “Compensation” means and includes all of your base annual salary attributable to your employment with the Bank, BHBC and/or any of their Subsidiaries (including, but not limited to, any amounts excludable from your gross income for federal income tax purposes pursuant to Section 125 or Section 401(k) of the Internal Revenue Code of 1986, as amended), in effect immediately before the Change in Control. “Compensation” shall not include your bonuses, annual incentive awards, pension, 401(k) plan, or retirement contributions or payments, non-cash compensation or reimbursements, if any (e.g., the grant or vesting of restricted stock, the grant, vesting, or exercise of stock options, automobile allowance and gasoline reimbursement).

(f) “Disability” means a physical or mental infirmity that substantially impairs your ability to perform your material duties for a period of at least one hundred eighty (180) consecutive calendar days, and, as a result of such Disability, you have not returned to your full-time regular employment prior to termination.

(g) “Good Reason” means the occurrence of any of the following:

(i) The Bank or any of its Subsidiaries reduces your base salary (for the Bank and all Subsidiaries taken as a whole).

(ii) Without your express written consent, the Bank or any of its Subsidiaries requires you to change the location of your job or office, so that you will be based at a location more than 100 miles from the location of your job or office as of the date of the Change in Control or termination of your employment, whichever occurs first.

(iii) Without your express written consent, the Bank or any of its Subsidiaries reduces your responsibilities or directs you to report to a person of lower rank or responsibilities than the person to whom you reported immediately prior to terminating your employment.

(iv) A successor to the Bank fails or refuses to assume the obligations of the Bank under this Agreement.

(h) “Key Employee” means a “key employee” as defined under Section 416(i) of the Internal Revenue Code of 1986, as amended. As of the date hereof, a “key employee” is an employee who is (i) an officer and earns compensation in excess of $145,000 per annum, Indexed; or (ii) a holder of five percent (5%) or more of the stock of BHBC; or (iii) a holder of one percent (1%) or more of the stock of BHBC and earns compensation in excess of $145,000 per annum, Indexed.

(i) “Person” shall have the meaning set forth in the definition of “Change in Control.”

(j) “Release” means the Separation and General Release Agreement in the form attached hereto as Exhibit “A.”

(k) “Subsidiary” means any corporation or other Person, a majority of the voting power, equity securities or equity interest of which is owned directly or indirectly by the Bank.

ARTICLE II

STAY BONUS

2.1	Right to Stay Bonus

(a) You shall be entitled to a bonus payment equal to the Amount of Stay Bonus listed on the Certificate (the “Stay Bonus”) upon the occurrence of one of the following events:

(i) You are an employee of the Bank and/or one or more of its Subsidiaries on December 31, 2008; or

(ii) You are an employee of the Bank and/or one or more of its Subsidiaries on both the date of a Change in Control and on the 60th day following the Change in Control; or

(iii) At a time prior to December 31, 2008, either (A) your employment is terminated by the Bank and its Subsidiaries for any reason other than Cause or your death or Disability, or (B) you voluntarily terminate your employment with the Bank and all Subsidiaries for Good Reason (and in connection with such voluntary termination you have concurrently provided to the Bank a written statement that you were terminating your employment for Good Reason, which statement sets forth in reasonable detail the Good Reason).

(b) You shall not be entitled to more than one Stay Bonus under this Agreement. For example, if a Change in Control occurs in 2007 and you are employed by the Bank on the 60th day following the Change in Control, you would be entitled to a Stay Bonus; if you continue to be employed by the Bank on December 31, 2008, you would not be entitled to another Stay Bonus.

2.2	Withholding of Taxes

The Bank may withhold from any amounts payable under this Agreement all federal, state, city or other taxes required by applicable law to be withheld by the Bank.

2.3	Payment of Stay Bonus

(a) If you are entitled to a Stay Bonus under Section 2.1(a)(i), the Bank shall pay the Stay Bonus to you, in cash and in full, on December 31, 2008.

(b) If you are entitled to a Stay Bonus under Section 2.1(a)(ii), the Bank shall pay the Stay Bonus to you, in cash and in full, on the 60th day following the Change in Control (or the first business day thereafter, if such day is not a business day).

(c) If you are entitled to a Stay Bonus under Section 2.1(a)(iii), and subject to Section 3.1, the Bank shall pay the Stay Bonus to you, in cash and in full, not later than the latest of (i) the termination of your employment with the Bank and its Subsidiaries; (ii) eight (8) calendar days after execution and delivery by you (or your beneficiary or personal representative, if applicable) of the Release, or (iii) the date on which such Release becomes effective.

2.4	Governmental Approval

The Bank’s obligation to pay you any amounts under this Agreement is conditioned upon approval of the Agreement or of payment of such amounts (or upon review of the Agreement or of payment of such amounts, and failure to object thereto) by the FDIC and any other governmental agency having jurisdiction over the Bank or its Subsidiaries, to the extent such approval (or review) is required by applicable laws or regulations.

2.5	Escrow in the Event of a Change in Control

At such time prior to or concurrently with the consummation of a Change in Control as shall be determined by the Bank in its sole and absolute discretion, the Bank will deposit into an escrow with a third-party escrow agent an amount equal to the Stay Bonus (less any amounts that the Bank is obligated to withhold for taxes), and shall instruct the escrow agent to pay the Stay Bonus (less withholding taxes) to the Employee upon satisfaction of the conditions to earning the Stay Bonus pursuant to this Agreement and at the time provided in this Agreement.

ARTICLE III

SPECIAL PROVISION FOR KEY EMPLOYEE

AND OTHER RIGHTS AND BENEFITS

3.1	Deferred Payments to Key Employee

Notwithstanding anything to the contrary in this Agreement, if you are a Key Employee and you become entitled to a Stay Bonus pursuant to Section 2.1(a)(iii), the Stay Bonus shall not be paid until a period of six months has elapsed from the date of your separation of employment to the extent that such payment exceeds the lesser of (a) twice your annual compensation or (b) twice the amount set forth in Section 401(a)(17) of the Internal Revenue Code, Indexed. As of July 2007, the latter amount is $225,000 for 2007 and twice that amount would be $450,000 for 2007.

3.2	Other Benefits

This Agreement does not provide a pension for you, nor shall any payment hereunder be characterized as deferred compensation. Except as set forth in Section 3.3, neither the provisions of this Agreement nor the Stay Bonus provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish your rights as an employee, whether existing now or hereafter, under any written benefit, incentive, retirement, stock option, stock bonus or stock purchase plan or any written employment agreement or other written plan or arrangement not related to severance.

3.3	Other Severance Plans Superseded

This Agreement supersedes any and all severance plans of the Bank or its Subsidiaries and severance agreements between you and the Bank and its Subsidiaries, and your participation in any severance plan of the Bank and its Subsidiaries, or any other agreement between you and the Bank and its Subsidiaries, is hereby terminated. Without limiting the generality of the foregoing, if you receive any severance payment in connection with termination of your employment by the Bank and its Subsidiaries without Cause or by you for Good Reason, in either case prior to a Change in Control, your Stay Bonus determined under Article II shall be reduced by the amount of such severance payment. Notwithstanding the foregoing, this Agreement shall not be deemed to terminate any Change in Control Plan entered into within 60 days prior to or at any time after the Date of Agreement.

3.4	Employment Status

This Agreement does not constitute a contract of employment or impose on you any obligation to remain in the employ of the Bank, nor does it impose on the Bank or any of its Subsidiaries any obligation to retain you in your present or any other position, nor does it change the status of your employment as an employee at will. Nothing in this Agreement shall in any way affect the right of the Bank or any of its Subsidiaries in its absolute discretion to change or reduce your compensation at any time, or to change at any time one or more benefit plans, including but not limited to pension plans, dental plans, health care plans, savings plans, bonus plans, vacation pay plans, disability plans, and the like.

ARTICLE IV

SUCCESSOR TO BANK

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place. In such event, the term “Bank,” as used in this Agreement, shall mean (from and after, but not before, the occurrence of such event) the Bank as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement and the General Terms and Conditions.

ARTICLE V

CONFIDENTIALITY

5.1	Nondisclosure of Confidential Material

In the performance of your duties, you have previously had, and may in the future have, access to confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, data, specifications and processes now owned or at any time hereafter developed by the Bank or its agents or consultants or used at present or at any time hereafter in the course of its business, that are not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and has been and/or will be disclosed to you in confidence. By your acceptance of this Agreement, you shall be deemed to have acknowledged that the Confidential Material constitutes proprietary information of the Bank which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that the Bank has taken efforts reasonable under the circumstances, of which this Section 5.1 is an example, to maintain its secrecy. Except in the performance of your duties to the Bank, you shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, except that the foregoing disclosure prohibition shall not apply as to Confidential Material that (a) has been publicly disclosed or was within your possession prior to its being furnished to you by the Bank or becomes available to you on a nonconfidential basis from a third party (in any of such cases, not due to a breach by you of your obligations to the Bank or by breach of any other person of a confidential, fiduciary or confidential obligation, the breach of which you know or reasonably should know), (b) is required to be disclosed by you pursuant to applicable law, provided that you provide notice to the Bank of such requirement as promptly as possible, or (c) was independently acquired or developed by you without violating any of the obligations under this Agreement and without relying on Confidential Material of the Bank. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Bank’s business, which you have prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Bank’s sole and exclusive property and shall be included in the Confidential Material. Upon your termination of employment with the Bank, or whenever requested by the Bank, you shall promptly deliver to the Bank any and all of the Confidential Material and copies thereof, not previously delivered to the Bank, that may be, or at any previous time has been, in your possession or under your control.

5.2	Nonsolicitation of Employees

By your acceptance of your Stay Bonus under this Agreement, you agree that, for a period of one (1) year following your termination of employment with the Bank or its Subsidiaries, neither you nor any Person or entity in which you have an interest shall solicit any person who was employed on the date of your termination of employment by the Bank or any of its Subsidiaries to leave the employ of the Bank or any of its Subsidiaries. Nothing in this Section 5.2, however, shall prohibit you or any Person or entity in which you have an interest from placing advertisements in periodicals of general circulation soliciting applications for employment, or from employing any person who answers any such advertisement. For purposes of this Section 5.2, you shall not be deemed to have an interest in any corporation whose stock is publicly traded merely because you are the owner of not more than two percent (2%) of the outstanding shares of any class of stock of such corporation, provided you have no active participation in the business of such corporation (other than voting your stock) and you do not provide services to such corporation in any capacity (whether as an employee, an independent contractor or consultant, a board member, or otherwise).

5.3	Equitable Relief

By your acceptance of this Agreement, you shall be deemed to have acknowledged that violation of Sections 5.1 or 5.2 would cause the Bank irreparable damage for which the Bank cannot be reasonably compensated in damages in an action at law, and that, therefore, in the event of any breach by you of Sections 5.1 or 5.2, the Bank shall be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise (without being required to post a bond). This provision shall not, however, be construed as a waiver of any of the rights which the Bank may have for damages under this Agreement or otherwise, and, except as limited in this Article V, all of the Bank’s rights and remedies shall be unrestricted.

ARTICLE VI

MISCELLANEOUS

6.1	Amendment

Any term of this Agreement may be amended, changed, substituted, deleted, revoked or terminated only with the written consent of the parties. No agreement or representations, written or oral, express or implied, with respect to the subject matter hereof, have been made by the Bank which are not expressly set forth in this Agreement.

6.2	Termination

(a) This Agreement shall terminate upon the first to occur of the following:

(i) Upon termination of your employment (provided that this termination shall not terminate your right to the Stay Bonus under Section 2.1(a)(iii) in connection with such termination);

(ii) At 11:59 P.M. California time on December 31, 2008 (provided that this termination shall not terminate your right to the Stay Bonus if you are employed by the Bank and/or its Subsidiaries on that date); or

(iii) Upon payment of the Stay Bonus to you.

(b) Notwithstanding the termination of this Agreement:

(i) Your obligations under Article V shall continue; and

(ii) any matters relating to this Agreement after such termination (including any disputes or controversies) shall continue to be governed by the General Terms and Conditions.

6.3	Administration

This Plan constitutes a welfare benefit plan within the meaning of Section 3(1) of ERISA. This document constitutes the governing document of the Plan. The Administrator of the Plan, within the meaning of Section 3(16) of ERISA, and the Named Fiduciary thereof, within the meaning of Section 402 of ERISA, is the Bank. Attached hereto as Exhibit “B” is a statement of your rights under ERISA.

EXHIBIT A

SEPARATION AND GENERAL RELEASE AGREEMENT

TO THE STAY BONUS AGREEMENT

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL

KNOWN AND UNKNOWN CLAIMS.

This Separation and General Release Agreement (the “Agreement”) is made this              day of             ,             , by and between Beverly Hills Bancorp Inc., a Delaware corporation (the “Company”), and                                                                                   (“Employee”), with reference to the following facts:

A. Employee’s rights to receive the Stay Bonus and certain other benefits under the Stay Bonus Agreement (the “SBA”) are conditioned upon Employee’s execution and delivery of this Agreement.

NOW, THEREFORE, the Company and Employee hereby agree as follows:

1. STAY BONUS. Subject to the terms and limitations of the SBA, Employee shall receive the Stay Bonus and all other benefits under Article II of the SBA if Employee satisfies all conditions set forth in the SBA to the receipt of the Stay Bonus and such other benefits. The Stay Bonus and all other benefits under Article II of the SBA are conditioned upon (among other things), and will not be payable until (a) Employee’s execution and delivery of this Agreement, (b) Employee’s termination of employment with the Company and all of its Subsidiaries, and (c) if Employee is at least forty (40) years old, the expiration of the revocation period set forth in paragraph 4(e) of this Agreement.

2. RELEASE. In consideration of the terms and provisions of this Agreement, Employee hereby knowingly and voluntarily on behalf of Employee and Employee’s spouse and dependents, if any, as well as Employee’s descendants, ancestors, representatives, heirs, executors, administrators, grantees, assigns and successors-in-interest, and each of them, forever relieves, releases and discharges the Company and its Subsidiaries and their respective predecessors, successors, heirs, assignees, owners, members, attorneys, representatives, affiliates, officers, directors, agents, employees, servants, executors, administrators, accountants, shareholders, investigators, employee benefit plans and trustees and any and all other related individuals and entities, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorney’s fees), damages, actions and causes of action,· of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or not, including, but not limited to, any claims based on, arising out of, related to or connected with Employee’s employment with, or termination of employment from, the Company or any of its Subsidiaries, including, but not limited to, any claims arising from federal, state or local laws which prohibit discrimination of the basis of race, national origin, religion, age, sex, marital status, pregnancy, disability, perceived disability, ancestry, sexual orientation, family or personal leave, or any other form of discrimination, or from laws such as worker’s compensation laws which provide rights and remedies for injuries sustained in the workplace, or from any common law claims of any kind, including, but not limited to, contract, tort, or property rights, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, breach of privacy, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress, loss of consortium and breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatever, any claims for severance pay, sick leave, family leave, vacation, life insurance, bonuses, health insurance, disability or medical insurance or any other fringe benefit or compensation, or from any and all rights or claims arising under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. (“WARN”) and the Employee Retirement Income Security Act of 1974 (“ERISA”); provided, however, that the foregoing Release shall not extend to amounts to be paid or benefits to be provided to Employee under the express terms of the SBA nor shall it extend to any amounts otherwise payable under any written benefit, incentive, retirement, stock option, stock bonus or stock purchase plan or any written employment agreement or other written plan or arrangement related to severance (the foregoing released matters, excluding the excluded matters referred to in the foregoing proviso, are referred to as the “Released Matters”).

3. GENERAL RELEASE; WAIVER OF RIGHTS. Employee hereby waives all rights under California Civil Code Section 1542 and any other federal or state statutory rights or rules or principles of common law or equity similar to Section 1542 solely with respect to claims directly or indirectly arising from and/or related to the Released Matters (it being understood that Employee is not waiving or releasing claims with respect to any other matters), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OF SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

4. ADEA RELEASE. If Employee is at least forty (40) years old, Employee agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims which Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). If Employee is at least forty (40) years old, the following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement:

(a) The waiver and release of claims under the ADEA contained in this Agreement do not cover rights or claims that may arise after the date on which Employee signs this Agreement.

(b) This Agreement involves consideration in addition to anything of value to which Employee is already entitled.

(c) Employee is advised to consult an attorney before signing this Agreement. If Employee executes this Agreement prior to the expiration of the period specified in paragraph 4(d) below, Employee does so voluntarily and after having had the opportunity to consult with an attorney.

(d) Employee is granted twenty-one (21) days after Employee is presented with this Agreement to decide whether or not to sign this Agreement.

( e) Employee will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days after Employee’s termination of employment with the Company and all of its Subsidiaries and execution of this Agreement. This paragraph 4 shall not become effective or enforceable until that revocation period has expired and Employee understands and agrees that no consideration shall be paid to Employee pursuant to this Agreement or under the SBA until the revocation period has expired without this Agreement having been revoked (or, if any consideration has been previously paid, Employee shall refund such consideration to the Company if Employee revokes the waiver and release of ADEA claims).

5. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding concerning the subject matters between the parties and supersedes and replaces all prior agreements, whether written or oral, express or implied, concerning the subject matters hereof.

6. RIGHT TO CONSULT ATTORNEY. Employee represents and agrees that Employee fully understands the right to discuss all aspects of this Agreement with the Employee’s private attorney, that to the extent desired Employee has availed himself or herself of this right, and that Employee is voluntarily entering into this Agreement. Employee acknowledges that by being given this Agreement to review, Employee has been advised in writing to consult with counsel prior to executing this Agreement.

7. CAPITALIZED TERMS. All capitalized terms used in this Agreement and not otherwise defined herein shall have the same meaning as in the SBA.

8. NO ADMISSION. Employee understands this Agreement is not an admission of liability by any party.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

Signature of Employee	Dated

Printed Name of Employee	Address of Employee

Signature and Title of Company Representative	Dated

EXHIBIT B

ERISA INFORMATION AND RIGHTS

Information Provided Under ERISA. The Plan is an unfunded welfare plan, maintained on a calendar year basis. The Company is the Plan sponsor, Plan Administrator, and agent for service of legal process. The Company bears the costs of all benefits under the Plan.

The “Company” is Beverly Hills Bancorp Inc. whose address, telephone number, and employer identification number are as follows:

Beverly Hills Bancorp Inc.

23901 Calabasas Road

Suite 1050

Calabasas, California 91302

Telephone No.: (818) 223-8084

Employer Identification No.: 94-251-4623

The Plan number of this Plan is 503.

Statement of ERISA Rights. A Participant in the Plan is entitled to certain rights and protections under a federal law known as “ERISA.” ERISA provides that all Plan Participants shall be entitled to examine, without charge, at the Plan Administrator’s office, all Plan documents and the Plan’s annual report, if any. Copies of these documents and other Plan information may also be obtained upon written request to the Plan Administrator. A reasonable charge may be made for copies.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of this Plan. The people who operate this Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining benefits or exercising your rights under ERISA. If your claim for benefits is denied in whole or in part, you must receive a written explanation of the reason for this denial. You have the right to have the Plan Administrator review and reconsider your claim, as described in the Plan.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, you may file a claim as provided in the Plan, or initiate an arbitration proceeding. In such a case, the arbitrator may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file a claim as provided in the Plan, or initiate an arbitration proceeding. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, you may file a claim as provided in the Plan, or you may initiate an arbitration proceeding. An arbitrator will decide who should pay the costs and legal fees of the claim. If you are successful, the arbitrator may order the person you have sued to pay these costs and fees. If you lose, the arbitrator may order you to pay these costs and fees, for example, if he or she finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210.

June 2007

FIRST BANK OF BEVERLY HILLS

GENERAL TERMS AND CONDITIONS

to the

CHANGE IN CONTROL PLAN and the STAY BONUS AGREEMENT

All capitalized terms not defined herein shall have the same meanings as set forth in the applicable Change in Control Plan or the Stay Bonus Agreement, respectively. For purposes of these General Terms and Conditions only, the “Agreement” shall mean the Change in Control Plan and/or the Stay Bonus Agreement, as applicable.

ARTICLE VII

ARBITRATION

Unless equitable relief is otherwise provided in the Agreement, arbitration in accordance with the then most applicable rules of the American Arbitration Association shall be the exclusive remedy for resolving any dispute or controversy between you and the Bank or any of its Subsidiaries, including, but not limited to, any dispute regarding your employment or the termination of your employment or any dispute regarding the application, interpretation or validity of the Agreement not otherwise resolved through the claims procedure set forth in Section 2.7 herein. The arbitrator shall be empowered to grant only such relief as would be available in a court of law. In the event of any conflict between the Agreement and the rules of the American Arbitration Association, the provisions of the Agreement shall be determinative. If the parties are unable to agree upon an arbitrator, they shall select a single arbitrator from a list of seven arbitrators designated by the office of the American Arbitration Association having responsibility for the city in which you primarily performed services for the Bank or its Subsidiaries immediately before your termination of employment, all of whom shall be retired judges who are actively involved in hearing private cases or members of the National Academy of Arbitrators, and who, in either event, are residents of the area in which you primarily performed services for the Bank or its Subsidiaries immediately before your termination of employment. If the parties are unable to agree upon an arbitrator from such list, they shall each strike names alternatively from the list, with the first to strike being determined by lot. After each party has used three strikes, the remaining name on the list shall be the arbitrator. The fees and expenses of the arbitrator shall initially be borne equally by the parties; provided, however, that each party shall initially be responsible for the fees and expenses of its own representatives and witnesses. Unless mutually agreed otherwise by the parties, any arbitration shall be conducted at a location within fifty (50) miles from the location in which you primarily performed services for the Bank or any of its Subsidiaries immediately before your termination of employment. If the parties cannot agree upon a location for the arbitration, the arbitrator shall determine the location within such fifty (50) mile radius. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. The prevailing party in the arbitration proceeding, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled to the extent provided by law to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses and reasonable attorneys’ fees.

ARTICLE VIII

MISCELLANEOUS

8.1	Applicable Law

To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to the Agreement, regardless of the choice-of-law rules of the State of California or any other jurisdiction.

8.2	Construction

No term or provision of the Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of the Agreement and any present or future statute, law, ordinance, or regulation, the latter shall prevail, but in such event the affected provision of the Agreement shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

8.3	Severability

If a provision of the Agreement shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Agreement and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

8.4	Headings

The Section headings in the Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of the Agreement or of any particular Section.

8.5	Assignability

Your rights or interests under the Agreement shall not be assignable or transferable (whether by pledge, grant of a security interest, or otherwise) by you, your beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

8.6	Notices

For purposes of the Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied, or sent by certified or overnight mail, return receipt requested, postage prepaid, addressed to the respective addresses, or sent to the respective telecopier numbers, last given by each party to the other, provided that all notices to the Bank shall be directed to the attention of the Board of Directors. All notices and communications shall be deemed to have been received on the date of delivery thereof if personally delivered, upon return confirmation if telecopied, on the third business day after the mailing thereof, or on the date after sending by overnight mail, except that notice of change of address shall be effective only upon actual receipt. No objection to the method of delivery may be made if the written notice or other communication is actually received.

8.7	Claims

If you believe you are entitled to a benefit under the Agreement, you may make a claim for such benefit by filing with the Bank a written statement setting forth the amount and type of payment so claimed. The statement shall also set forth the facts supporting the claim. The claim may be filed by mailing or delivering it to the Secretary of the Bank.

Within sixty (60) calendar days after receipt of such a claim, the Bank shall notify you in writing of its action on such claim and if such claim is not allowed in full, shall state the following in a manner calculated to be understood by you:

(a) The specific reason or reasons for the denial;

(b) Specific reference to pertinent provisions of the Agreement on which the denial is based;

(c) A description of any additional material or information necessary for you to be entitled to the benefits that have been denied and an explanation of why such material or information is necessary; and

(d) An explanation of the Agreement’s claim review procedure.

If you disagree with the action taken by the Bank, you or your duly authorized representative may apply to the Bank for a review of such action. Such application shall be made within one hundred twenty (120) calendar days after receipt by you of the notice of the Bank’s action on your claim. The application for review shall be filed in the same manner as the claim for benefits. In connection with such review, you may inspect any documents or records pertinent to the matter and may submit issues and comments in writing to the Bank. A decision by the Bank shall be communicated to you within sixty (60) calendar days after receipt of the application. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by you, and specific references to the pertinent provisions of the Agreement on which the decision is based.